Exhibit 99.1

Interval Leisure Group Reports First Quarter 2009 Results

MIAMI, May 13, 2009 – Interval Leisure Group (Nasdaq:IILG) (“ILG”) today announced results for the three months ended March 31, 2009.

“ILG’s first quarter results highlight the strength of the Interval business model,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group. “We successfully renewed agreements with several developers, affiliated new resorts and broadened our offerings to members and developer clients.  Member and transaction revenue grew as our members continued to utilize Interval’s services despite the challenging economic environment.”

“While ILG is not immune to ongoing weakness in the travel and lodging sector, particularly in our Aston business, we are beginning to see the benefits from the cost-saving initiatives that we implemented in the fourth quarter of 2008 and first quarter of 2009,” Nash added.

Financial Summary & Operating Metrics (in millions, except per share amounts and percentages)

Metrics	Three Months Ended 3/31/09	Three Months Ended 3/31/08	Year Over Year Change
Revenue	$111.2	$115.9	(4.1)%
Interval revenue	97.3	96.8	0.5%
Aston revenue	13.9	19.1	(27.1)%
Gross profit	79.2	79.9	(0.9)%
Adjusted net income **	17.9	24.8	(27.7)%
Net income attributable to common shareholders	16.8	24.8	(32.1)%
Adjusted diluted EPS **	0.32	0.44	(27.3)%
Diluted earnings per share	0.30	0.44	(31.8)%
Adjusted EBITDA**	47.9	49.1	(2.5)%
EBITDA**	46.6	49.1	(5.1)%

Balance sheet data	As of 3/31/2009	As of 12/31/2008	Change
Cash and cash equivalents	$119.4	$120.3	(0.7)%
Debt	420.2	427.2	(1.6)%

**“Adjusted net income,” “Adjusted diluted EPS,”  “Adjusted EBITDA” and “EBITDA” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Glossary of Terms,” “Reconciliations of Non-GAAP Measures” and “Presentation of Financial Information” below for an explanation of non-GAAP measures used throughout this release.

Discussion of Results

First Quarter 2009 Consolidated Operating Results

Consolidated revenue for the first quarter ended March 31, 2009 was $111.2 million, a decrease of 4.1% from $115.9 million for the first quarter of 2008. The decline in revenue reflects the impact of overall macroeconomic conditions that negatively affected the leisure travel industry, specifically the Aston business segment, and the unfavorable impact of foreign currency translations due to the strengthening of the U.S. dollar.  In constant currency, consolidated revenue would have been $114.9 million, relatively flat compared to the prior year.  Consolidated revenue was comprised of 87.5% and 12.5% from Interval and Aston, respectively.

Net income for the three months ended March 31, 2009 was $16.8 million, a decrease of 32.1% from net income of $24.8 million for the same period of 2008.  Net income for the period was impacted by $11.3 million of pre-tax incremental expenses resulting from the spin-off from IAC/InterActiveCorp on August 20, 2008.  For the first quarter of 2009, these expenses included $1.9 million of non-cash compensation expense and stand-alone and public company costs and $9.4 million of interest expense.  Diluted earnings per share were $0.30 compared to diluted earnings per share of $0.44 for the same period of 2008.

Adjusted net income for the three months ended March 31, 2009 was $17.9 million or $0.32 of adjusted diluted EPS.  Adjusted net income and adjusted diluted EPS for the first quarter 2009 exclude $1.1 million of after-tax incremental non-cash compensation expense and stand-alone and public company costs.

Adjusted EBITDA was $47.9 million for the quarter ended March 31, 2009, compared to EBITDA of $49.1 million for the same period of 2008, representing a decrease of 2.5%.  Adjusted EBITDA excludes $1.3 million in incremental stand-alone and public company costs for the quarter.  Excluding the unfavorable net effect of foreign currency translations of $1.0 million, adjusted EBITDA would have been relatively flat, decreasing only slightly by $0.2 million.

Business Segment Results

Interval

Interval’s revenue for the three months ended March 31, 2009, was $97.3 million increasing 0.5% over the comparable period in 2008.  This increase was due primarily to an increase in reservation servicing fees.

Excluding the effect of unfavorable foreign currency translations, Interval segment revenue would have been  $101.0 million, an increase of 4.3% in the three months ended March 31, 2009 compared to 2008.

For the first quarter of 2009, transaction and membership fee revenue were $58.6 million and $33.0 million, respectively, an increase of 1.9% and 1.6% over the same period of 2008.

Total active members at March 31, 2009 were approximately 1,893,000, a decrease of 4.3% over total active members of approximately 1,977,000 at March 31, 2008.  The decrease is due to the non renewal of the Disney affiliation, which was partially offset by new member growth, including the addition of Southern Sun.  Average revenue per member for the first quarter of 2009 increased to $49.18, an increase of 5.1% from the first quarter of 2008.  The increase in average revenue per member was largely due to the increase in transaction revenue and a change in membership mix in the first quarter of 2009.  In constant currency, average revenue per member would have been $51.07 in the first quarter.

Interval’s adjusted EBITDA was $45.6 million in the first quarter representing an increase of 1.5% over the segment’s EBITDA of $45.0 million in the first quarter 2008. In constant currency, adjusted EBITDA would have been $46.7 million, an increase of 3.7% from the same period of 2008.

Aston

Aston’s revenue for the three months ended March 31, 2009 was $13.9 million, a decrease of 27.1% from the comparable period of 2008.  Aston revenue for the first quarter included $7.4 million of pass-through revenue (defined below).

The decrease in Aston revenue was primarily driven by a reduction in revenue per available room (“RevPAR”). RevPAR for the quarter ended March 31, 2009 was $112.12 compared to $147.89 for the same period in 2008, a decline of 24.2%.  Lower occupancy, and to a lesser extent, lower average daily rate led to the reduction in RevPAR.  Aston has been generally tracking the results of comparable properties in the Hawaiian market.

Aston reported adjusted EBITDA of $2.2 million in the first quarter of 2009, a decrease of 45.7% from EBITDA of $4.1 million in the prior year period.

Capital Resources and Liquidity

As of March 31, 2009, ILG’s cash and cash equivalents totaled $119.4 million, compared to $120.3 million as of December 31, 2008.  The Company’s total debt outstanding, which was incurred in connection with the spin-off from IAC, was $420.2 million, net of unamortized bond discount, as of March 31, 2009.  During the first quarter, the Company paid $7.5 million on its term loan, which included a $3.75 million voluntary prepayment.  There was no debt outstanding as of March 31, 2008.

For the first quarter of 2009, ILG’s capital expenditures totaled $3.7 million, or 3.3% of revenue, net cash provided by operating activities was $13.7 million and free cash flow (defined below) was $10.0 million.  Total interest paid during the first quarter was $17.0 million, which included interest on ILG senior notes which began accruing in August

2008. Additionally, the Company paid $17.8 million of income taxes in the first quarter of 2009, an increase of $3.9 million, or 28.3% from the same period of 2008.

Presentation of Financial Information

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies, however our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

Conference Call

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the first quarter 2009, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (866) 322-1501 (toll-free domestic) or (706) 679-2585 (international); conference ID: 97278030 password: Interval. Please register at least 10 minutes before the conference call begins. A live webcast of the conference call will be available on the Investor Relations section of ILG’s Web site at www.iilg.com. A replay of the call will be available for 10 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (800) 642-1687 (toll-free domestic) or (706) 645-9291 (international); passcode: 97278030. The webcast will be archived on ILG’s Web site for 90 days after the call.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Its principal business segment, Interval, has been serving the vacation ownership market for more than 33 years. Interval International is a membership-based organization that offers a comprehensive package of year-round benefits, including the opportunity to exchange the use of shared ownership vacation time for alternate accommodations. Today, Interval has a network of over 2,400 resorts in more than 75 countries, and offers its resort clients and approximately 2 million member families high-quality products and programs through 25 offices in 16 countries.

ILG’s other business segment is Aston, formerly ResortQuest Hawaii, which traces its roots in lodging back nearly 60 years. Aston provides hotel and resort management and vacation rental services to vacationers and property owners across Hawaii, with a portfolio of more than 4,500 units in properties throughout the islands.

ILG is headquartered in Miami, Florida, and has over 2,500 employees worldwide.

More information about the company is available at www.iilg.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for or insolvency of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns, such as pandemics; changes in our senior management; regulatory changes; our ability to compete effectively; the effects of our significant indebtedness and our compliance with the terms thereof; adverse events or trends in key vacation destinations; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required be applicable laws, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenue	$111,241	$115,937
Cost of sales	32,090	36,081
Gross profit	79,151	79,856
Selling and marketing expense	13,118	12,605
General and administrative expense	21,425	19,575
Amortization expense of intangibles	6,476	6,477
Depreciation expense	2,163	2,235
Operating income	35,969	38,964
Other income (expense):
Interest income	389	2,016
Interest expense	(9,465)	(60)
Other income (expense)	1,410	(500)
Total other income (expense), net	(7,666)	1,456
Earnings before income taxes and noncontrolling interest	28,303	40,420
Income tax provision	(11,467)	(15,604)
Net income	16,836	24,816
Net income attributable to noncontrolling interest	(2)	(8)
Net income attributable to common shareholders	$16,834	$24,808

Earnings per share attributable to common shareholders(1):
Basic	$0.30	$0.44
Diluted	$0.30	$0.44
Weighted average number of common shares outstanding(1):
Basic	56,331	56,179
Diluted	56,571	56,179

Adjusted net income(2)	$17,938
Adjusted earnings per share(2):
Basic	$0.32
Diluted	$0.32

(1) For the three months ended March 31, 2008, we computed basic earnings per share using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period. The diluted earnings per share for prior periods was computed based upon the dilutive impact of all stock-based awards outstanding immediately following the spin-off, as if such awards were outstanding for the entire period.

(2) “Adjusted net income” and “adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$119,378	$120,277
Deferred membership costs	14,578	13,816
Other current assets	87,850	73,128
Total current assets	221,806	207,221
Goodwill and intangible assets, net	638,404	644,880
Deferred membership costs	21,646	21,641
Other non-current assets	68,067	63,466
TOTAL ASSETS	$949,923	$937,208

LIABILITIES AND EQUITY LIABILITIES:
Accounts payable, trade	$13,402	$11,789
Deferred revenue	108,604	95,565
Current portion of long-term debt	11,250	15,000
Other current liabilities	55,743	75,090
Total current liabilities	188,999	197,444
Long-term debt, net of current portion	408,976	412,242
Deferred revenue	134,805	134,151
Other long-term liabilities	70,211	63,806
TOTAL EQUITY	146,932	129,565
TOTAL LIABILITIES AND EQUITY	$949,923	$937,208

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$16,836	$24,816
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	6,476	6,477
Amortization of debt issuance costs	697	—
Depreciation expense	2,163	2,235
Accretion of original issue discount	484	—
Non-cash compensation expense	1,945	1,395
Deferred income taxes	9,480	805
Changes in assets and liabilities	(24,426)	783
Net cash provided by operating activities	13,655	36,511
Cash flows from investing activities:
Transfers to IAC	—	(32,566)
Capital expenditures	(3,669)	(2,440)
Net cash used in investing activities	(3,669)	(35,006)
Cash flows from financing activities
Principal payments on term loan	(7,500)	—
Other	(505)	—
Net cash used in financing activities	(8,005)	—
Effect of exchange rate changes on cash and cash equivalents	(2,880)	624
Net increase (decrease) in cash and cash equivalents	(899)	2,129
Cash and cash equivalents at beginning of period	120,277	67,113
Cash and cash equivalents at end of period	$119,378	$69,242

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$16,952	$—
Income taxes, net of refunds	$17,791	$13,868

Operating Statistics

	Three Months Ended March 31,
	2009	% Change	2008
Interval
Total active members (000’s)	1,893	(4.3)%	1,977
Average revenue per member	$49.18	5.1%	$46.80

Aston
Available room nights (000’s)	372	(6.1)%	396
RevPAR	$112.12	(24.2)%	$147.89

Additional Data

	Three Months Ended March 31,
	2009	% Change	2008
	(Dollars in thousands)
Interval
Transaction revenue	$58,645	1.9%	$57,548
Membership fee revenue	33,021	1.6%	32,497
Ancillary member revenue	2,187	2.4%	2,136
Total member revenue	93,853	1.8%	92,181
Other revenue	3,469	(25.4)%	4,653
Total revenue	$97,322	0.5%	$96,834

Aston
Pass-through revenue	$7,441	(22.2)%	$9,563
Management fee revenue	6,478	(32.1)%	9,540
Total revenue	$13,919	(27.1)%	$19,103
Aston gross margin	29.5%	(11.7)%	33.4%
Aston gross margin without pass-through	63.5%	(5.1)%	66.9%

Reconciliations of Non-GAAP Measures

	Three Months Ended March 31,
	2009	% Change	2008
	(Dollars in thousands)

Net cash provided by operating activities	$13,655	(62.6)%	$36,511
Less: Capital expenditures	(3,669)	50.4%	(2,440)
Free cash flow	$9,986	(70.7)%	$34,071

Three Months Ended
March 31, 2009
(Dollars in thousands, except per share data)

Net income attributable to common shareholders	$16,834
Incremental non-cash compensation expense, net of tax	328
Incremental stand-alone and public company costs, net of tax	776
Adjusted net income	$17,938
Adjusted earnings per share:
Basic	$0.32
Diluted	$0.32

	Three Months Ended March 31,
	2009			2008
	Interval	Aston	Consolidated	Interval	Aston	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$45,633	$2,225	$47,858
Incremental stand-alone and public company costs	1,377	(72)	1,305
EBITDA	44,256	2,297	46,553	$44,975	$4,096	$49,071
Amortization expense of intangibles	5,240	1,236	6,476	5,241	1,236	6,477
Depreciation expense	1,958	205	2,163	2,064	171	2,235
Non-cash compensation expense	1,827	118	1,945	1,320	75	1,395
Operating income:	$35,231	$738	35,969	$36,350	$2,614	38,964
Interest income			389			2,016
Interest expense			(9,465)			(60)
Other non-operating income (expense)			1,410			(500)
Income tax provision			(11,467)			(15,604)
Net income			16,836			24,816
Net income attributable to noncontrolling interest			(2)			(8)
Net income attributable to common shareholders			$16,834			$24,808

Glossary of Terms

Adjusted Diluted EPS - Adjusted Net Income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period.

Adjusted EBITDA - Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income taxes, (6) interest income and interest expense and (7) other non-operating income and expense and (8) stand-alone and public company expense. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted Net Income - Net income attributable to common shareholders, excluding incremental non-cash compensation expense and incremental stand-alone and public company costs, all net of tax.

Ancillary Member Revenue - Other member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available at Aston-managed vacation properties during the period.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the applicable period, divided by the monthly weighted average number of active members during the applicable period.

Constant Currency - Represents comparison eliminating the effects of fluctuations in foreign currency translations between periods.

EBITDA - Net income, excluding, if applicable (1) non-cash compensation expense, (2) depreciation expense, (3) amortization expense, (4) goodwill and asset impairments, (5) income taxes, (6) interest income and interest expense and (7) other non-operating income and expense. The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston-managed occupied rooms during the period.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with Aston’s management of the properties that are included in both revenue and cost of sales and that are passed on to the property owners without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights during the period.

Total Active Members - Active members of Interval’s primary exchange network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue - Transactional and service fees paid for exchanges, Getaways, and reservation servicing.

CONTACTS: Interval Leisure Group

Investor Contact:

Jennifer Klein Trager, Investor Relations

305-925-7302

Jennifer.Klein@iilg.com

Media Contact:

Christine Boesch, Corporate Communications

305-925-7267

Chris.Boesch@intervalintl.com